EX 99.28(d)(30)(v)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and First Pacific Advisors, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a limited liability company organized in the State of Michigan (the “Adviser”), and First Pacific Advisors, LLC, a limited liability company organized in the state of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement, effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to render investment advisory services for the portion of each fund’s assets allocated to the Sub-Adviser (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Parties have agreed to amend the Agreement to reflect 1) a change in the Sub-Adviser’s entity name; and 2) a change in the legal structure for the Sub-Adviser, pursuant to a change from a Delaware limited liability company to a Delaware limited partnership.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	All references to First Pacific Advisors, LLC shall be deleted and replaced with the following entity name:

First Pacific Advisors, LP

2)	The preamble of the Agreement is hereby deleted and replaced, in its entirety, with the following, to reflect the current legal structure for the Sub-Adviser:

“This Agreement, effective as of the 27th day of April 2015, is by and between Jackson National Asset Management, LLC (the “Adviser”), a limited liability company organized in the State of Michigan, and First Pacific Advisors, LP (the “Sub-Adviser”), a limited partnership organized in the state of Delaware.”

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective October 1, 2018.

Jackson National Asset Management, LLC		First Pacific Advisors, LP

By:	/s/ Mark D. Nerud	By:	/s/ J. Richard Atwood
Name:	Mark D. Nerud	Name:	J. Richard Atwood
Title:	President and CEO	Title:	Director of FPA GP, Inc., General Partner